SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2006

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive P.O. Box 5625 Norcross, Georgia		30091-5625
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code, is (770) 441-2051

Not applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 16, 2006, the Board of Directors of Immucor, Inc. (the “Company”) elected Jack Goldstein, Ph.D. as a new member of the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors. Dr. Goldstein’s tenure as a director of the Company will begin December 1, 2006. The Board of Directors has determined that Dr. Goldstein is an independent director under applicable NASDAQ listing standards. Dr. Goldstein has been appointed to serve on the Audit Committee and Corporate Governance and Nominating Committee of the Board of Directors.

As a new member of the Board of Directors, effective December 1, 2006, Dr. Goldstein will be entitled under the Company’s 2005 Long-Term Investment Plan to an option to purchase 8,500 shares of the Company’s common stock, subject to vesting requirements, at an exercise price per share equal to the closing price of the Company’s common stock on the NASDAQ National Market on December 1, 2006. As a member of the Board of Directors, the Company will also pay Dr. Goldstein an annual retainer of $25,000, and will pay Dr. Goldstein $2,500 for each meeting attended in person.  The Company will also pay Dr. Goldstein annually an additional $10,000 and $5,000 for his services on the Company’s Audit Committee and Corporate Governance and Nominating Committee, respectively.

There are no current or proposed transactions between the Company and Dr. Goldstein or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

On November 21, 2006, the Company issued a press release announcing Dr. Goldstein’s election to the Board of Directors.

Item 9.01.                                          Financial Statements and Exhibits.

(d)  Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated November 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUCOR, INC.

Date:	November 21, 2006	By:	/s/ Patrick D. Waddy
Patrick D. Waddy
Chief Financial Officer and Secretary

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated November 21, 2006.